Exhibit 99.1

Jones Soda Co. Reports Fiscal 2015 Third Quarter Results

Company Reports Operating Profit for the Quarter

SEATTLE--(BUSINESS WIRE)--November 5, 2015--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the premium beverage category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2015.

For the third quarter of 2015, the Company reported revenue of $3.8 million compared to the prior year’s third quarter revenue of $4.4 million. Income from operations for the third quarter of 2015 improved to $3,000, compared to the prior year’s third quarter net loss from operations of $177,000. Net loss for the third quarter of 2015 improved to $179,000 or $(0.00) per share, compared to a net loss of $233,000 or $(0.01) per share, for the third quarter of 2014.

“We are pleased to announce that we have achieved an operating profit for the third quarter of 2015. Our quarter over quarter volume decline was because we did not repeat certain seasonal, lower margin, product offerings. Profitability continues to be a guiding principal and will be a factor in making promotional and operational decisions. Year-to-date case volume exhibits growth and we are seeing good momentum in our core business,” stated Jennifer Cue, CEO of Jones Soda Co.

Third Quarter Review – Comparison of Quarters Ended September 30, 2015 and 2014

  Revenue decreased 14% to $3.8 million, compared to $4.4 million last year.
  Gross margin increased to 25% of revenue, compared to 24% last year.
  Operating expenses decreased by $281,000, or 23%, to $946,000, compared to $1.2 million last year.
  Operating income improved by $180,000, or 102% to $3,000 compared to an operating loss of $177,000 last year.
  Net loss improved to $179,000 or $(0.00) per share, compared to a net loss of $233,000 or $ (0.01) per share, last year.

Year-to-Date Review - Comparison of Nine Months Ended September 30, 2015 and 2014

  Revenue decreased 2% to $10.9 million, compared to $11.1 million last year.
  Gross margin increased to 25% of revenue, compared to 24% last year.
  Operating expenses decreased by $643,000, or 17%, to $3.1 million, compared to $3.7 million last year.
  Operating loss decreased by $771,000 or 71%, to $318,000, compared to $1.1 million last year.
  Net loss improved to $575,000 or $(0.01) per share, compared to a net loss of $1.2 million or $ (0.03) per share, last year.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2015 on its scheduled conference call today, November 5, 2015 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (913) 312-6687 (confirmation code: 8293243). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 8293243) through November 12, 2015, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch® and Jones Stripped™ brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, high quality ingredients (including cane sugar), and innovative labeling technique that incorporates always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories and 8 grams of sugar. Jones Soda is sold across North America through traditional beverage retailers and in many retailers where you would not expect to find carbonated beverages. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2015; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 25, 2015. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015		2014
	(In thousands, except share data)
Revenue	$3,763	$4,375	$	$ 10,917	$11,144
Cost of goods sold	2,814	3,325		8,174	8,529
Gross profit	949	1,050		2,743	2,615
Gross profit %	25.2%	24.0%		25.1%	23.5%

Operating expenses:
Selling and marketing	501	592		1,462	1,681
General and administrative	445	635		1,599	2,023
Total operating expenses	946	1,227		3,061	3,704
Income (loss) from operations	3	(177)		(318)	(1,089)
Other (expense) income, net	(182)	(30)		(240)	(38)
Loss before income taxes	(179)	(207)		(558)	(1,127)
Income tax expense, net	-	(26)		(16)	(74)
Net loss	$(179)	$(233)	$	$ (575)	$(1,201)

Net loss per share - basic and diluted	$(0.00)	$(0.01)	$	$ (0.01)	$(0.03)
Weighted average basic and diluted common shares outstanding	41,314,894	39,850,694		41,122,357	39,215,288

	Three months ended September 30,		Nine months ended September 30,
Case sale data (288-ounce equivalent)	2015	2014	2015		2014
Finished product cases	289,000	330,000		827,000	821,000

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$491	$857
Accounts receivable, net of allowance of $33 and $49	2,158	1,237
Inventory	3,253	2,603
Prepaid expenses and other current assets	123	121
Total current assets	6,025	4,818
Fixed assets, net of accumulated depreciation of $902 and $1,399	41	25
Other assets	21	31
Total assets	$6,087	$4,874
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,642	$1,375
Accrued expenses	816	814
Line of credit	329	—
Taxes payable	19	23
Other current liabilities	2	38
Total current liabilities	3,808	2,250
Long-term liabilities — other	14	2
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,314,894 and 40,972,394 shares, respectively	53,764	53,650
Additional paid-in capital	8,388	8,234
Accumulated other comprehensive income	244	295
Accumulated deficit	(60,131)	(59,557)
Total shareholders’ equity	2,265	2,622
Total liabilities and shareholders’ equity	$6,087	$4,874

CONTACT:
Jones Soda Co.
Gina Salters, 206-624-3357
Interim Controller
finance@jonessoda.com